Exhibit 23.1

To the Board of Directors

Parks! America, Inc.

Pine Mountain, Georgia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Form 10-K for the year ended September 28, 2025, pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report (the “Report”) dated December 12, 2025, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the years ended September 28, 2025 and September 29, 2024.

/s/ GBQ Partners LLC
GBQ Partners LLC

Columbus, Ohio

December 12, 2025